Exhibit 99.1

QHSLab (OTCQB:USAQ) Completes Repurchase of Legacy Debt, Enhancing Capital Structure, Strengthening Balance Sheet and Reducing Future Dilution

Repurchase of the Catheter Convertible Notes removes conversion overhang and supports QHSLab’s financial discipline and growth outlook.

Company Reports Robust Q3 2025 Year-Over-Year Revenue Growth, Expanded Gross Profit, and Strengthened Operating Metrics

West Palm Beach, FL, November 18, 2025 (GLOBE NEWSWIRE) — QHSLab Inc. (the “Company”) (OTCQB: USAQ), a medical device and digital health company enabling primary care physicians to deliver reimbursable, value-based chronic-disease and preventive-care services, today announced the repurchase and retirement of its outstanding legacy convertible debt issued in 2021 and 2022. The Notes had been in default and carried 18 percent default interest and conversion rights at $0.20 per share. The repurchase will strengthen the Company’s balance sheet, materially reduce future dilution risk, and remove a significant overhang on the Company’s common stock.

Under the terms of the Note Repurchase Agreement, QHSLab successfully retired and cancelled more than $1.4 million of outstanding principal, accrued default interest and potential fees associated with its legacy convertible notes. Upon completion of the transaction, the Notes were extinguished in full, and all related conversion rights, security interests, liens, and claims were permanently terminated.

This action results in a meaningful improvement to QHSLab’s financial position and eliminates several million shares of potential dilution that could have been issued under the Notes’ $0.20 conversion feature.

Financial Highlights – Third Quarter Ended September 30, 2025

●	Revenue: $737,066, an increase of 35% compared to $544,285 for Q3 2024.
●	Gross profit: $493,631, up 35% from $365,133 in the prior year quarter, reflecting a gross margin of 67%.
●	Operating income: $96,251 versus $89,090 in Q3 2024.
●	Net income: $33,411, compared to net income of $49,765 in Q3 2024.
●	Cash and cash equivalents: $158,391 at September 30, 2025, steady versus $157,168 at December 31, 2024.

Year-to-Date Highlights (First Nine Months of 2025)

●	Revenue: $1.99 million, up 32% from $1.51 million for the first nine months of 2024.
●	Gross profit: $1.32 million (66% gross margin) versus $0.95 million (63% margin) a year ago.
●	Operating expenses: $1.23 million versus $0.81 million in 2024, driven by continued investment in product development and market expansion.
●	Net loss: ($99,156) versus net income of $28,350 for the same period last year.
●	Interest on repurchased convertible notes: Notes eliminate more than $200,000 in annualized interest expense.

Operational and Corporate Updates

●	Digital Medicine Expansion: QHSLab continued deployment of its ISP platform to primary care and behavioral health practices, increasing recurring SaaS and service revenue.
●	Product Innovation: Ongoing R&D spending ($132,769 in Q3 2025) supported enhancements to the Q-Cog™ cognitive screening module and Q-Scale™ psychosocial risk tool integrations within electronic health records.
●	Capital Structure: As of November 20, 2025, the Company had 11,281,527 common shares outstanding.

Management Commentary

Troy Grogan, President and CEO of QHSLab, commented:

“Through the first nine months of 2025, we continued to demonstrate strong operational momentum and revenue growth across our digital health and integrated service program. Our 35 percent year-over-year revenue increase in the third quarter reflects the effectiveness of our technology, the engagement of our physician customers, and the scalability of our solutions within primary care settings.”

“The repurchase of our legacy convertible notes is another important step forward. Eliminating over $1.4 million in defaulted debt obligations significantly strengthens our balance sheet, reduces interest expense going forward, and removes a large conversion overhang that posed a significant dilution risk to our shareholders. This action positions QHSLab for a healthier financial trajectory as we plan our next phase of growth.”

“Looking ahead to 2026, we remain focused on advancing our digital medicine ecosystem, strengthening our relationships with primary-care providers, and expanding collaborative efforts with behavioral health groups. We continue to pursue new opportunities in population health, cognitive assessment, allergy diagnostics, and preventive care. Our priorities include growing recurring revenues, improving cash flow, and leveraging strategic partnerships to support long-term, sustainable profitability. With a cleaner capital structure and stronger financial footing following the retirement of our legacy debt, we believe QHSLab is well-positioned to expand its market presence and deliver lasting value for our shareholders.”

For additional details on QHSLab’s financial performance, readers are encouraged to review the Company’s Form 10-Q for the quarter ended September 30, 2025, filed on November 13, 2025.

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health technology leader providing preventive screening, assessment, and workflow solutions for primary care. Its tools help practices identify, document, and manage underdiagnosed chronic and behavioral conditions efficiently and profitably. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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